Exhibit 99.1

Contacts:	Brian W. Poff	Dru Anderson
	Executive Vice President,	Corporate Communications, Inc.
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	dru.anderson@cci-ir.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE NAMES VERONICA HILL-MILBOURNE

AND ESTEBAN LÓPEZ, M.D. TO BOARD OF DIRECTORS

Frisco, Texas (January 11, 2021) – Addus HomeCare Corporation (NASDAQ: ADUS), a provider of home care services, today announced that Veronica Hill-Milbourne and Esteban López, M.D. have been appointed to the Company’s Board of Directors, effective January 11, 2021.

Ms. Hill-Milbourne is President and Chief Executive Officer of Spectrum Health Services, Inc., with executive oversight of three Federally Qualified Health Centers located in Philadelphia, Pennsylvania. She previously served as Chief Executive Officer/State Director for Pathways by Atar Capital, with executive oversight of mental and behavioral health home and community-based service programs operating in 30 counties throughout Pennsylvania. Prior to this position, she held senior executive leadership roles with healthcare organizations in Philadelphia including Health Transformation Alliance, Health Partners Plans, Independence Blue Cross, the Inglis Foundation and The Visiting Nurse Association of Greater Philadelphia. Her community volunteer work includes serving as a Board Director of the Health Federation of Philadelphia, Chair of the Board of Visitors for the Temple University College of Public Health, and as a Councilwoman for Horsham Township in Montgomery County, Pennsylvania.

Ms. Hill-Milbourne has a Bachelor of Science degree in Nursing from Villanova University College of Nursing, a Master of Science degree in Health Education from Saint Joseph’s University, and a Juris Doctor from Temple University College of Law. She is a licensed Registered Nurse in Pennsylvania.

Dr. López currently serves as Market Lead-Americas, Healthcare and Life Sciences for Google Cloud, with executive responsibility for strategy, thought leadership and product development for a multinational technology company. He previously served as Chief Medical Officer for Clinical Strategy and Innovation for Health Care Service Corporation (HCSC), the fourth largest health insurer in the U.S. and the nation’s largest member-owned health insurance company. Prior to this position, he was President of the Southwest Texas Region for Blue Cross Blue Shield of Texas, as well as Chief Medical Officer, where he had oversight responsibility for sales, network, medical and community affairs for a 1.8-million-member business. He has been an active volunteer in the San Antonio, Texas, community and is currently an advisor to UNIT Innovations and served on the Board of The Texas Lyceum. He previously held executive committee roles with the San Antonio Economic Development Foundation, the San Antonio Mayor’s Fitness Council, and the San Antonio Hispanic Chamber of Commerce.

Dr. López has a Bachelor of Arts degree in Biology from the University of California, Santa Cruz, and has an M.D. from Michigan State University and an MBA from the University of Texas at Dallas.

Dirk Allison, President and Chief Executive Officer, commented, “We welcome Veronica and Esteban to the Addus Board of Directors as new independent directors. Their collective healthcare business experience and knowledge as healthcare professionals will provide valuable insight as we continue to

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Addus Names Veronica Hill-Milbourne and Esteban López to Board of Directors

January 11, 2021

expand our reach in the home care market. They each bring unique talents that will complement the work of our existing board members. Together, we look forward to the opportunities ahead for Addus in 2021 and beyond.”

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, the anticipated impact to our business operations, reimbursements and patient population due to the recent COVID-19 global pandemic, caused by a novel strain of the coronavirus (COVID-19), and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 10, 2020, which is available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 45,000 consumers through 215 locations across 23 states. For more information, please visit www.addus.com.

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